Exhibit 99.1

For More Information, Contact:
James E. Fickenscher/CFO	William Q. Sargent Jr./ VP IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

Auxilium Pharmaceuticals, Inc. Announces

First Quarter 2008 Financial Results and Operational Highlights

Over 1,000 patients dosed with XIAFLEX™ in Dupuytren’s contracture clinical program

Testim® achieved Net Revenues of $27.1MM, up 47.2% versus Q1 of 2007

MALVERN, PA, (April 30, 2008) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced financial results and operational highlights for the quarter ended March 31, 2008. For the first quarter of 2008, Auxilium reported net revenues of $27.1 million compared to net revenues of $18.4 million in the first quarter of 2007.

The Company also announced that over 1,000 patients have been dosed with XIAFLEX™ (clostridial collagenase for injection) in the full Dupuytren’s contracture clinical program through March 2008, a figure that the Company believes is sufficient for fulfilling the safety data requirements for filing its Biologics License Application (BLA) with the U.S. Food and Drug Administration. Auxilium expects to report top-line results from the double-blind portion of the CORD I and II trials in Dupuytren’s contracture in June of 2008.

“Surpassing the 1,000 patient mark is a significant milestone in the development pathway of XIAFLEX. We are looking forward to releasing the top-line results from the CORD I and II trials later this quarter. We also continue to expect initiation of a phase IIb trial of XIAFLEX for Peyronie’s disease by the end of the second quarter of 2008,” said Armando Anido, Chief Executive Officer and President of Auxilium. “As for Testim, our total U.S. prescriptions for the first quarter continued at a record clip, up 31.2% from the first quarter of 2007, nearly 2.5 times the gel market growth during the quarter, according to National Prescription Audit (NPA) data from IMS Health, Inc. (IMS).”

Highlights:

XIAFLEX:

•

We have enrolled over 1,000 patients in the entire Dupuytren’s contracture clinical program, including over 900 patients in the four ongoing phase III trials (CORD I and II and JOINT I and II). Over 2,000 injections of XIAFLEX have been given in all Dupuytren’s trials conducted to date.

•	We expect to begin our phase IIb study of XIAFLEX in Peyronie’s disease later this quarter.

•	In the first quarter of 2008, the Company began exploring partnering opportunities for XIAFLEX as part of its ongoing evaluation of options to maximize the product’s potential in Europe.

TESTIM:

•	According to IMS, 120,500 total prescriptions for Testim were dispensed in the first quarter of 2008, a growth of 31.2% over the first quarter of 2007 and our highest quarterly level.

•	Testim continued to gain market share in the U.S., ending the month of March with a 21.9% share of total prescriptions for testosterone gels, up from 18.9% at the end of March 2007, according to IMS.

•	Total prescriptions within the gel segment of the testosterone replacement therapy market in the U.S. grew 12.9% versus the first quarter of 2007, according to IMS.

•	We have begun to enroll sites into our TRiUS Testim registry in the U.S. to evaluate short and long term outcomes of testosterone replacement therapy (TRT).

•

On January 22, 2008, the U.S. Patent and Trademark Office issued U.S. Patent No. 7,320,968 covering Testim®, which the Company licenses from Bentley Pharmaceuticals, Inc. The patent expires in January 2025 and has been listed in Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book), published by the FDA.

MANAGEMENT TEAM ADDITIONS:

•	In the first quarter of 2008, the Company continued to build out its management team with seasoned executives.

•

Mr. Will Sargent joined as Vice President, Investor Relations and Corporate Communications. Mr. Sargent will be the principal point of contact with the investment community and will manage internal and external communications for the Company. Mr. Sargent joined Auxilium after covering the biotech industry for the last three years as an equity research analyst for Banc of America Securities. Prior to that, Mr. Sargent held marketing and development positions with Amgen and Immunex. He received his undergraduate degree from the Johns Hopkins University and received an MBA from the University of Washington.

•

Dr. Laura Offutt joined as Vice President, Medial Affairs. Dr. Offutt will be responsible for providing medical support for the Testim brand. Dr. Offutt comes to us from Wyeth Research where she was part of the clinical team in neuroscience. She previously held positions in the Global Safety Surveillance and Epidemiology group at Wyeth. Dr. Offutt graduated from Columbia University and received her medical degree from Northwestern followed by a medical residency at Jefferson Medical College. She is board certified in internal medicine.

First Quarter 2008 Financial Detail

For the quarter ended March 31, 2008, Auxilium reported net revenues of $27.1 million compared to net revenues of $18.4 million in the first quarter of 2007. Total Testim units reported by IMS on a prescription basis exceeded total Testim units sold to our customers during the first quarter of 2008. We have estimated this shortfall in sales during the quarter to be approximately $1.3 million in net revenues. There were no shipments of Testim to our ex-U.S. partners in the first quarter of 2008, compared to $0.3 million of shipments to these partners in the first quarter of 2007. The net loss for the first quarter of 2008 was $(12.3) million, or $(0.30) per share, compared to a net loss of $(11.9) million, or $(0.33) per share, reported for the first quarter of 2007. Net loss for the first quarter of 2008 includes total stock-based compensation expense of $2.1 million, compared to $1.2 million for the first quarter of 2007.

Gross margin on net revenues was 77.9% for the quarter ended March 31, 2008 compared to 72.4% for the comparable period in 2007. Gross margin reflects the cost of product sold as well as royalty payments made to the Company’s licensor on the sales of Testim. The increase in the gross margin rate reflects the impact of year-over-year price increases on U.S. Testim revenues, the decline in lower margin international product shipments, the benefit of a one-time manufacturing fee rebate and the lack of expenses related to Testim manufacturing and quality improvement programs carried out in the first quarter of 2007.

Research and development spending for the quarter ended March 31, 2008 was $13.2 million, compared to $8.7 million for 2007. The increase in research and development costs was primarily due to the increased spending for development and manufacturing for XIAFLEX.

Selling, general and administrative expenses totaled $21.0 million for the quarter ended March 31, 2008 compared with $17.2 million for the year-ago quarter. The increase was primarily due to higher investment in promotional spending for Testim, pre- launch investments in market research and incremental personnel for XIAFLEX, and higher stock-based compensation expense.

As of March 31, 2008, Auxilium had $56.9 million in cash and cash equivalents compared to $70.3 million on December 31, 2007.

Conference Call

Auxilium will hold a conference call today, April 30, 2008 at 10:00 a.m. ET, to discuss first quarter 2008 results and operational highlights. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until May 30, 2008.

Conference call details:

Date: Wednesday, April 30, 2008

Time: 10:00 a.m. ET

Dial-in (U.S.): 866-202-4683

Dial-in (International): 617-213-8846

Password: AUXILIUM

Web cast: http://www.auxilium.com

To access an audio replay of the call:

Access number (U.S.): 888-286-8010

Access number (International): 617-801-6888

Conference ID#: 42186535

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing to urologists, endocrinologists, orthopedists and select primary care physicians. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 190-person sales and marketing team. Auxilium has four projects in clinical development. XIAFLEX™ (clostridial collagenase for injection), formerly referred to as AA4500, is in phase III of development for the treatment of Dupuytren’s contracture and is in phase II of development for the treatment of Peyronie’s disease and Frozen Shoulder syndrome (Adhesive Capsulitis). The Company is currently seeking a partner to commercialize XIAFLEX for Dupuytren’s contracture and Peyronie’s disease in the EU. Auxilium also has options to all indications using XIAFLEX for non-topical formulations. Auxilium’s transmucosal film product candidate for the treatment of overactive bladder is in phase I of development. The Company is currently seeking a partner to further develop this product candidate. Auxilium has one pain product using its transmucosal film delivery system in pre-clinical development. Auxilium has rights to seven additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding

•	the number of patients dosed with XIAFLEX that will be required to fulfill the safety data requirements for filing a Biologics License Application with the U.S. Food and Drug Administration;

•	the timing of the release of top-line results from the CORD I and II trials for XIAFLEX for the treatment of Dupuytren’s contracture;

•	the commencement of a phase IIb clinical study for XIAFLEX for the treatment of Peyronie’s disease;

•	the protection for Testim afforded by U.S. Patent No. 7,320,968 and its listing in the Orange Book;

•	the value and potential impact of the Company’s partnering opportunity for XIAFLEX in Europe, should it occur;

•	the impact of recent additions to the management team.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and “potentially,” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	the success of research and development activities;

•	the performance of third-party manufacturers and suppliers;

•	decisions by regulatory authorities as to whether and when to approve

•	drug applications;

•	decisions by regulatory authorities as to whether and when to proceed

•	to the next phase of clinical trials;

•	difficulties or delays in manufacturing;

•	competition from currently marketed products, generic products, and

•	new products;

•	legislative and regulatory action in the jurisdictions in which

•	Auxilium markets or seeks to market its products;

•	claims and concerns that may arise regarding the safety or efficacy of its products; and

•	increase in costs or expenses.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2007 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Net revenues	$27,117	$18,420
Operating expenses:
Cost of goods sold	5,999	5,078
Research and development*	13,191	8,711
Selling, general, and administrative*	21,020	17,207

Total operating expenses	40,210	30,996

Loss from operations	(13,093)	(12,576)
Interest income (expense), net	779	702
Other income (expense), net	—	(3)

Net loss	$(12,314)	$(11,877)

Basic and diluted net loss per common share	$(0.30)	$(0.33)

Weighted average common shares outstanding	40,670,290	35,778,015

* includes the following amounts of stock-based compensation expense:

Research and development	$516	$222
Selling, general and administrative	1,597	959

Condensed Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2008	December 31, 2007
Cash and cash equivalents	$56,897	$70,290
Short term investments	—	5,800
Working capital	49,686	64,861
Long-term investments	5,800	—
Total assets	98,879	106,979
Long-term liabilities	11,163	11,166
Total stockholders’ equity	54,774	64,016